Business Conduct	Business Owner: Board Approval Date: Effective Date:	President January 13, 2021 January 14, 2021

Mawer Investment Management Ltd. (Mawer) is registered as a portfolio manager and investment fund manager in Canada and an investment adviser under the Investment Advisors Act of 1940 in the U.S. Mawer’s wholly owned subsidiary, Mawer Investment Management (Singapore) PTE Ltd. holds a capital markets services license for fund management from the Monetary Authority of Singapore. Mawer’s U.S. subsidiaries Mawer Investment Management U.S. LLC and Mawer Investment Management U.S. Funds LLC are not currently registered with securities regulators. As a registrant, Mawer is bound by a fiduciary duty to its clients and investment fund unitholders. This duty is shared by all directors, officers, employees and contractors of Mawer or its subsidiaries (Mawer Personnel).

Mawer puts our clients' interests first by dealing fairly, honestly and in good faith with clients, and by ensuring that business decisions and activities are conducted in the best interests of each client and the Mawer Funds.

Mawer, its subsidiaries and its personnel must adhere to the law and all applicable regulations in conducting our business, and in managing the reputation of Mawer in our community and industry. Mawer Personnel must adhere to the CFA Code of Ethics and Standards of Professional Conduct. Mawer must adhere to the CFA Institute Asset Manager Code of Professional Conduct.

Who is Bound by this Policy?

All Mawer Personnel employed by or contracted by Mawer or one of its subsidiaries.

Conflicts of Interest

Mawer and its subsidiaries must establish, implement and maintain effective systems and controls to identify, record, manage and, where applicable, disclose conflicts of interest. You are required to avoid activities, interests or associations which may harm the reputation of Mawer or its subsidiaries, or interfere, or appear to interfere with, your independent exercise of judgment in the best interest of Mawer or its subsidiaries, its clients and the public.

A conflict of interest includes any circumstance where:

~~●~~	the interests of our client, Mawer, its subsidiaries, and/or Mawer Personnel are inconsistent or divergent;

~~●~~	you may be influenced to put Mawer, its subsidiaries or your personal interests ahead of a client’s interests, or

~~●~~	monetary or non-monetary benefits available to you may compromise the trust that a reasonable client has in Mawer.

You are required to disclose actual or potential conflicts of interest to your People Leader and to Compliance within 24 hours. Your People Leader will then address the actual or potential conflict in a manner that:

~~●~~	resolves the conflict in the best interest of the client; and

~~●~~	demonstrates responsible business judgment.

If your People Leader determines that an acceptable arrangement can be made to manage an actual or potential conflict of interest which meets the above criteria, Mawer must clearly disclose the conflict in writing to the client and the steps taken to address the conflict prior to any relevant action/transaction taking place.

Policies for managing conflicts of interest involving the Mawer Funds as required under NI 81-107 are contained in the IRC Conflict of Interest Manual.

Personal Financial Dealings with Clients

You are prohibited from:

~~●~~	borrowing from a client for any reason, other than clients who are in the business of lending (e.g. financial institutions);

~~●~~	lending or extending credit to a client for any reason;

~~●~~	engaging in any private investment schemes, including:

○	investment clubs where you and our clients invest together;

○	arrangements where clients invest into investments that are directly or indirectly managed or controlled by any Mawer Personnel; or

○	co-investment by clients and Mawer Personnel in pyramid-like schemes;

~~●~~	providing or receiving a substantial monetary or non-monetary gift or benefit to or from a client without approval as outlined below in Gifts and Entertainment. This excludes giving charitable donations to a client.

~~●~~	resolving a client complaint through a settlement agreement with a client without prior disclosure to Legal & Compliance and prior written consent of the Executive Committee.

It is important to note that all employees and owners of Mawer or its subsidiaries are also clients of Mawer.

Exclusions:

~~●~~	Mawer’s compensation program which includes firm financed lending for purchases of firm ownership interests.

~~●~~	Lending or borrowing with other owners, or from family members who are clients, provided it is related to firm ownership interest purchases, and has been disclosed and approved by the Board.

Gifts and Entertainment

It is generally acceptable to offer or accept reasonable gifts or entertainment (including meals, social or entertainment events) to or from clients, vendors, service providers or other persons who do business or seek to do business with Mawer or its subsidiaries provided they are a normal part of client or vendor relations and do not affect your independence or objectivity in the performance of your professional duties.

Mawer Personnel and members of your immediate family, are not permitted to directly or indirectly accept or receive bonuses, fees, commissions, gifts, excessive entertainment, or any other similar form of consideration, from any person, business, or association which Mawer does, or seeks to do, business with, other than within the guidelines set out below. You are:

~~●~~	Not permitted to give gifts, gratuities or provide entertainment greater than $250.00, without the written approval of your People Leader and disclosure to Compliance.

~~●~~	Giving or receiving cash (including cash equivalents such as VISA/MC gift cards) is not acceptable as a gift or gratuity.

~~●~~	You are required to make a reasonable effort to obtain prior written approval for giving or receiving gifts or entertainment which exceed $250.00. In circumstances where prior approval is not possible, disclosure must be made to your People Leader and Compliance on a timely basis.

Exclusions:

~~●~~	Giving charitable donations.

Powers of Attorney or Executor Roles

You are prohibited from accepting an appointment under a power of attorney (POA), executor appointment or similar authorization which provides Mawer, its subsidiaries or you with authority to act on behalf of a client of Mawer. A limited exception from this general prohibition is available to permit you to accept or act upon a POA or similar appointment by immediate family members (spouse, sibling, parent or child) subject to the following conditions:

~~●~~	if you are a registrant, the applicable client account(s) must be assigned to and serviced by a registrant other than you;

~~●~~	accounts under POA or similar authorization must be flagged and all trades executed pursuant the POA or similar authorization must be reviewed by Compliance;

~~●~~	the registrant responsible for the client account(s) must retain a copy of the POA or similar authorization and ensure activity undertaken pursuant to the authorization compiles with all applicable terms and conditions; and

~~●~~	previously accepted appointments must be disclosed and may be permitted if approved by the Board.

Outside Business Activity

You are permitted to engage in outside business activities, directly or indirectly, so long as they do not interfere with your professional responsibilities at Mawer and all applicable approval and disclosure requirements are satisfied.

An "outside business activity" includes investment interests in private companies, volunteering, outside employment, ownership of real estate rentals, director or committee positions, personal business interests, or a position (paid or unpaid) that places you in a leadership or influential role (such as coaching a sports team or a community, religious or other leadership position).

Disclosure and approval requirements

You must disclose your outside business activities to your People Leader prior to engaging in the outside business activity. If you are a registrant, you must obtain pre-approval from your People Leader and, once approved, report your outside business activity to Compliance who will determine whether regulatory disclosure is required under applicable securities regulations.

Prior to granting approval, your People Leader will determine whether the proposed activity results in a real or potential conflict of interest with Mawer or its subsidiaries. If a conflict exists, your People Leader will determine if measures can be taken to manage the potential or actual conflict of interest, or if approval should be denied.

Owners of Mawer are subject to additional approval obligations regarding outside business activities as set out in the Partnership and Shareholders’ Agreement and may require approval by the Board.

Directors & Officer Appointments

You are prohibited from serving as an officer or director of any company which is held (or proposed to be held) by a Mawer Fund. If you hold a director or officer position in a company when a Mawer Fund initiates a new investment position, you must resign from the position as a director or officer within 60 days’ of the initial investment by a Mawer Fund and abstain from voting on any matter that may affect the interests of the Fund(s) prior to your resignation.

Legal Actions

If you become aware of a client, vendor or service provider threatening legal action against Mawer, its subsidiaries or any Mawer Personnel, you must immediately notify Legal. You must not communicate with or respond to any external parties or external legal counsel regarding any ongoing or pending legal action involving Mawer or its subsidiaries.

Registrants are required to disclose any personal legal actions against them to their People Leader and the Chief Compliance Officer which may trigger further regulatory disclosure obligations in accordance with applicable securities regulations.

You are required to report any ongoing or pending criminal or civil legal matters to your People Leader and the Chief Compliance Officer which involve you personally (as either plaintiff or defendant) that may impact Mawer, its subsidiaries or Mawer clients.

Annual Acknowledgment

You are required to provide a signed annual acknowledgment to Compliance which includes a certification of your compliance, or disclosure of any non-compliance, with the Personal Trading Policy, the Business Conduct Policy, and any other policies in the Mawer Policy Manual relevant to your role and responsibilities.

Reporting and Monitoring

Legal & Compliance is responsible for monitoring all activities covered by this policy. People Leaders are responsible for providing a quarterly summary of all activities approved for their team through our Quarterly People Leader submissions for reporting to the Risk Management Committee.

Recordkeeping

Records of requests and approvals (where granted) for any activity covered by this policy must be maintained by you and your People Leader, and you are responsible to submit to Compliance on a timely basis.

A log of outside business activities of owners approved by the Board under the Partnership and Shareholders’ Agreement will be maintained by Mawer’s Corporate Secretary.

Non-Compliance with this Policy

Non-compliance with this policy is a serious matter and will be investigated by Legal & Compliance and reported to the Executive Committee and/or the Board. Non-compliance may also result in disciplinary action up to and including dismissal, as well as possible civil or criminal prosecution for any violations of applicable laws and regulations.

Relevant Laws, Regulations or Rules:

~~●~~	CFA Asset Manager Code of Professional Conduct, https://www.cfainstitute.org/en/ethics- standards/codes/asset-manager-code

~~●~~	CFA Code of Ethics and Standards of Professional Conduct https://www.cfainstitute.org/en/membership/professional-development/refresher-readings/2020/asset- manager-code-professional-conduct NI 31-103, Part 13, Division 2.

~~●~~	NI 31-103CP, Part 13, Division 2.

~~●~~	Rule 206(4)-5 under the Investment Advisers Act

~~●~~	IRC Conflicts of Interest Matters Manual